Form of Lock-Up



                                                    May ___, 1997


Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
        Incorporated
Morgan Stanley & Co.
Incorporated
        As U.S. Representatives
        of the several U.S.
        Underwriters to be
        named in the
        within-mentioned U.S.
        Underwriting Agreement
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Goldman Sachs International
Merrill Lynch International
Morgan Stanley & Co. International Limited as Lead Managers for the several Managers to be named in the within-mentioned
        International
        Underwriting Agreement
c/o Goldman Sachs International
Peterborough Court
133 Fleet Street
London EC4A 2BB, England



Ladies and Gentlemen:

          Each of the undersigned understands that Polo Ralph Lauren Corporation (the "Company") has filed a registration statement on Form S-1 (Reg. No. 333-24733) (the "Registration Statement") with the Securities and Exchange Commission covering the sale (the "Offering") of up to 33,925,000 shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), to the underwriters named in Schedule I to the U.S. Underwriting Agreement (the "U.S. Underwriters") among Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as representatives of the U.S. Underwriters, the Company and certain selling stockholders (the "Selling Stockholders") and to the underwriters named in Schedule I to the International Underwriting Agreement (the "International Underwriters" and together with the U.S. Underwriters, the "Underwriters") among Goldman Sachs International, Merrill Lynch International and Morgan Stanley & Co. International Limited, as representatives of the International Underwriters, the Company and the Selling Stockholders. Upon consummation of the Reorganization (as defined in the Registration Statement), each of the undersigned will own shares of Common Stock, par value $.01 per share, of the Company.

          To induce the Underwriters to participate in the Offering, each of the undersigned represents and agrees that during the period beginning from the date hereof and continuing to and including the date 180 days after the date of the Company's final prospectus, except pursuant to the Offering it will not offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock or any securities of the Company that are substantially similar to the Class A Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock or any such substantially similar securities, without the prior written consent of Goldman, Sachs & Co.